UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2005

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

4400 Main Street, Kansas City, MO         64111

(Address of Principal Executive Offices)      (Zip Code)

(816) 753-6900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

(a) On September 30, 2005, Option One Loan Warehouse Corporation (“OOLWC”), a wholly owned indirect subsidiary of H&R Block, Inc. (the “Company”) and a direct wholly-owned subsidiary of Option One Mortgage Corporation (“OOMC”), entered into Amendment Number Six to Amended and Restated Note Purchase Agreement dated November 25, 2003 among OOLWC, Option One Owner Trust 2001-2 (the “BofA Trust”) and Bank of America, N.A. (“BofA”) (the “BofA Amendment”).

The primary purpose of the BofA Amendment was to increase the amount of funding available through OOMC’s off-balance sheet financing arrangement with BofA to fund daily non-prime originations (the “BofA Warehouse Facility”) to $3,500,000,000.

The BofA Warehouse Facility provides funding totaling $3,500,000,000 and bears interest at one-month LIBOR plus additional margin rates. The BofA Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the BofA Warehouse Facility. In addition, the BofA Warehouse Facility permits BofA at any time to require the BofA Trust to redeem specified borrowed amounts outstanding under the BofA Warehouse Facility.

(b) On October 4, 2005, OOMC and OOLWC extended the term of OOMC’s off-balance sheet financing arrangement with JPMorgan Chase Bank, N.A. (“JPMorgan”) to fund daily non-prime originations through October 3, 2006 (the “JPM Warehouse Facility”). Such extension was made pursuant to the Amended and Restated Note Purchase Agreement dated August 5, 2005 among OOLWC, Option One Owner Trust 2003-4 (the “JPMorgan Trust”), Falcon Asset Securitization Corporation, Jupiter Securitization Corporation, Preferred Receivables Funding Corporation, financial institutions party thereto and JPMorgan.

The JPM Warehouse Facility provides funding totaling (i) $1,500,000,000 from October 5, 2005 through December 31, 2005 and (ii) $1,000,000,000 from and after December 31, 2005 until October 3, 2006. The JPM Warehouse Facility bears interest at one-month LIBOR plus additional margin rates and is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratios, net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the JPM Warehouse Facility. In addition, the JPM Warehouse Facility permits JPMorgan at any time to require the Trust to redeem specified borrowed amounts outstanding under the JPM Warehouse Facility.

(c)          Under the BofA Warehouse Facility and the JPMorgan Warehouse Facility, non-prime loans originated by OOMC are sold daily to the BofA Trust and the JPMorgan Trust, which utilize the warehouse facilities to purchase the loans. The trusts subsequently sell the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K/A for the fiscal year ended April 30, 2005.

(d) Certain parties to the BofA Warehouse Facility and the JPM Warehouse Facility have other relationships with the Company or its affiliates. BofA, JPMorgan and an affiliate of Wells Fargo are lending parties pursuant to two $1,000,000 revolving credit facilities maintained by Block Financial Corporation (“BFC”), as borrower, and the Company, as guarantor, with various lenders.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Under the terms of the BofA Warehouse Facility and the JPM Warehouse Facility, OOMC provides a guarantee up to a maximum amount equal to approximately 10% of the aggregate principal balance of mortgage loans held by the Trusts before ultimate disposition of the loans by the Trust. This guarantee would be called upon in the event adequate proceeds were not available from the sale of the mortgage loans to satisfy the current or ultimate payment obligations of the Trust. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to these guarantees would be approximately $500,000,000 through December 31, 2005 and $450,000,000 thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	October 5, 2005	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary